Exhibit 99.1

Second Quarter Reports

Grid Performance

Kansas Grid Performance Summary

In the Plains, the months of April, May and June — representing Quarter two (Q2) for USPB — typically see more calf-feds on the market. During these months for 2023, cash prices were record high. This strong cash market started pulling cattle forward on the spot market. As a result, industry averages and plant averages for quality grade decreased and yield grades were leaner.

Regardless, USPB cattle outperformed cattle sold on the live, cash market. The overall premium was $61.53 per head, the highest Q2 premium since 2013. Though down from the previous quarter, it ranked as the 13th highest of any quarter in company history. Looking at the top 25% of USPB cattle, premiums averaged $117.24 — the eighth highest quarter ever.

USPB carcass weights were lighter than the previous quarter, which is normal for the season. Calves harvested during Q2 were placed on feed lighter, and even with more days on feed, carcass weights decreased. Placement weights have been lighter than usual for the past year. Initially, drought was responsible for lighter cattle, but now the shortage of feeder cattle is the primary driver.

These lighter in-weights translate to more days on feed, leading to the record high days on feed observed in Q2. Likely a consequence of the record high days on feed, condemned livers were at a record high.

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The Prime percentage in Q2 was the fourth highest in USPB history. The Choice and Prime percentage was lower than the previous quarter but higher than a year ago. The Certified Angus Beef® (CAB) percentage was noticeably higher than a year ago, ranking in the top 12% of the 102 quarters on record for the company. Overall, the quality grade premium per head was less than the previous quarter but more than a year ago.

Yield grades for USPB cattle were leaner than the previous quarter, but fatter than this time last year. Specifically, 1s and 2s decreased from a year ago, while 4s and 5s increased.

The yield grade premium, or discount in this case, became negative, because cash cattle yield grades decreased to a greater extent than USPB cattle. Maintaining a fatter endpoint was likely a factor in the quality grade improvements in USPB cattle and this was the fifth highest quarter for average marbling score.

Iowa Grid Performance Summary

Cash markets in Iowa were also at a record high. Leaner yield grades for plant averages were again evidence of the strong cash market. Unlike the Kansas grid, the lowest weights for Iowa usually occur in the third quarter.

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The total premium was $50.53 more than if cattle were sold on the average dress-delivered market in the Iowa/Minnesota region — the highest Q2 for the Iowa grid. This is $14.51 less than the previous quarter, but $10.02 more than a year ago.

Premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama, Iowa plant. Additionally, the Iowa grid compares to a dressed delivered price in Iowa/ Minnesota instead of a live price at the feedyard on the Kansas grid.

There are also other differences in the structure of the two grids: different cattle, harvested at a different plant, in a different region on a different grid.’

The quality grade premium was down $6 per head from the previous quarter but was the highest Q2 for Iowa, at $17 per head more than last year. Prime and Choice percentages were record high for the 14 quarters of data on the Iowa grid.

Reported by the USDA, the industry average Choice and Prime percentage was 82% in the second quarter. The highest quarter ever recorded was 84.5%.

More heifers have been harvested on the Iowa grid lately, contributing to the second-highest lightweight percentage for the Iowa grid, with the record being Q2 of last year. Similar to Kansas, the Iowa plant average yield grades decreased significantly more than the USPB Iowa grid cattle, resulting in a record large discount for yield grade.

Farmer feeders in the Corn Belt have placed fewer cattle on feed and sold high-priced corn, contributing to the regional price difference.

Results still indicate feeding cattle to a normal yield grade endpoint on an upward trending market will result in selling more total pounds at a higher price. Bottom line, grid marketing still works very well even in strong cash markets.

If you have questions about our grid, please call 866-877-2525.

Click below for additional grid performance data for cattle harvested in:

•	Kansas
•	Iowa

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Financial Results

USPB has closed its books for the second quarter of fiscal year 2023 and has filed the results with the Securities and Exchange Commission.

For the quarter, which ended June 24, USPB recorded net income of $14.6 million compared to net income of $50.7 million in the same period in the prior year, a decrease of approximately $36.1 million. Year-to-date, USPB recorded net income of $22.0 million compared to net income of $111.8 million in the same period in the prior year, a decrease of approximately $89.8 million. The year-over-year decrease was the result of lower net income at National Beef.

Although net income was down when compared to the prior year, USPB has paid tax and discretionary distributions totaling $48.8 million, or $64.73 per combined unit in 2023.

For the second quarter, National Beef recorded net income of $98.6 million, a decrease of $253.6 million compared to the same period a year ago. Through the end of June, National Beef realized net income of $150.0 million, a decrease of $617.5 million from the prior year. Lower per unit beef processing margins, along with a decrease in volume, led to a decrease in overall profitability in the 2023 period.

During the first half of 2023, USPB producers delivered 447,443 head of cattle through USPB to National Beef plants, including Tama. The average gross premiums for all of the cattle delivered was $67.61 per head, with the top 25% and 50% receiving premiums of $125.14 and $102.65, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace.

Impl(ant)ications

New implant labeling policies and what that means for producers.

Livestock steroid implants to increase growth rate and efficiencies have been an integral part of beef production since the 1950s. The Food and Drug Administration (FDA) and the Center for Veterinary Medicine (CVM) shoulders responsibility of regulating products used in food animal production that impact human health, including beef cattle implants.

In recent years, the FDA has acknowledged some implant products have been used in ways that are not necessarily consistent with labeling and the manner the products were initially approved.

William Flynn, DVM, CVM principal deputy director, explains that when companies seek to market a product, they submit possible conditions in which they intend to market the product.

“Our evaluation of that product to ensure that it is safe, effective, and does what it says it does, is based on that set of conditions outlined when that product was initially being developed,” Flynn says.

“It became more apparent to us over time that how some of these products were being used more commonly now was not really aligning with the intended, labeled use of the product when they were evaluated.”

In particular, reimplantation practices prompted concerns with FDA staff. Many implant products introduced on the market decades ago were not assessed under conditions where reimplantation was expected. While some products have explicit instructions for reimplanting, others do not.

“We evaluated products as though they would be implanted once, but it turns out, we’re seeing now that some of these products are actually being used more than once,” Flynn says. “So, that was really the concern — to address that issue and make sure the labels are clear so producers know what products can be used under what circumstances.”

To right this obscurity, the FDA CVM is requiring updated labeling regarding implantation within a production phase. Official notices to implant sponsors and stakeholders were distributed to companies that manufacture implants beginning May 2021, with requirements that labels must have clear directives by July 1, 2023.

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The FDA’s mandate is not intended to affect the availability of implant products, or the practice of reimplantation.

“Reimplantation across production phases is not impacted by this,” clarifies Flynn. “We want to ensure that producers are using the appropriate product in the appropriate production phase.”

For example, a beef cattle implant may be labeled for use in pasture calves, but may not specify if it is approved to implant in a calf on pasture more than once. The vague labeling begs the question for end users, “Does silence mean it’s okay, or does silence mean it’s not okay?” Flynn observes.

He adds that regarding this rule, knowing the implant history isn’t critical because a new, appropriate implant product would be used in a new production phase. Beef cattle, for instance, can still receive multiple implants across different production phases.

For example, if weaned calves are delivered to a stocker/ backgrounder or feeders to a finishing yard, the purchaser often does not necessarily need to know the implant history of each animal to follow safe implant practices.

As a veterinarian, Flynn values safe and effective products available for addressing animal health needs, ensuring efficient production, and understands the important role implants play in supporting the cattle sector.

“We think it’s important that we are able to stand behind these products, and therefore that’s why we need to make sure that these products are, in fact, safe and effective,” he notes. “We want to be able to stand up without any question and say these are safe and effective products.”

This initiative proactively lessens vulnerability for the industry, ensuring producers use products correctly. And while most of these products do not require a prescription, implants play a key role in optimizing production and influencing herd health and management.

Therefore, Flynn encourages a client-patient relationship to consult veterinarians as necessary for the optimal use of any over-the-counter product like implants.

“The bottom line when it comes to considering whether to reimplant animals within a production phase is that only those products labeled as approved for reimplanting within a production phase are used,” he says. “If a label doesn’t specify, then it’s not approved for reimplanting within a production phase.”

For more information regarding the new regulation, visit the following links:

•	FDA Answers Frequently Asked Questions Regarding Beef Cattle Production Phases and Reimplantation of Beef Cattle Ear Implants (6/30/2023)
•	FDA Provides a List of the Currently-Approved and Currently-Marketed Implants Available by Beef Cattle Target Animal Class Which Clarifies the Approved Conditions of Use Regarding Use in a Reimplantation Program (6/30/2023)
•	FDA Letter to Industry Provides Additional Information and Clarification on the Use of Beef Cattle Ear Implants (5/12/2023)

William Flynn, DVM

Dr. Flynn earned a Master of Science in veterinary preventative medicine in 1987 and a Doctorate of Veterinary Medicine in 1991 from the Ohio State University.

Following several years of private veterinary practice, Flynn joined the Food and Drug Administration’s Center for Veterinary Medicine (CVM) in 1993. He served in various capacities in CVM’s Office of New Animal Drug Evaluation with a focus on issues for therapeutic drugs for food-producing animals.

From 2003 to 2008, he served as director of CVM’s Policy and Regulations staff, and then was selected to serve as CVM’s deputy director for science policy. In 2023, Flynn took his current position as the CVM principal deputy director.

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A Bird’s Eye View

On a thousand-acre farm sprawling the southern Kansas and Oklahoma border, Dan Bird began his journey in the cattle business. Just outside of Anthony, Kansas, Bird grew up under the mentorship of his dad and uncle in managing the family’s diverse operation of dairy cattle, sheep, hogs, registered Hereford cattle, and thoroughbred and quarter horses.

A passion for animal agriculture led him to Kansas State University (K-State), where he received a bachelor’s degree in animal husbandry, later changed to animal sciences and industry. After graduation in 1962, he and wife, Beth, also a K-State alumni, returned to Anthony to manage the Bird family farm.

In 1968 they made a pivotal decision that would shape the future of their enterprise. Stocker and feeder cattle were incorporated into their operation. When the opportunity presented itself, Bird and a group of partners acquired what would become known as Pratt Feeders, LLC, in 1980. When Bird and his partners assumed control of the struggling feedlot business, they faced significant challenges. “Right away, our top priority was to get better on risk management and improving the quality of the cattle that we were feeding. We just didn’t know how,” he recalls.

It was during this critical juncture that Jerry Bohn, a Kansas native and former CattleFax market analyst, was hired as manager of the feedyard. Under Bohn’s leadership, the yard continued to grow and prosper. Over the years, discussion in board meetings always centered on the desire to improve marketing finished cattle. Bohn then heard of a new group led by Steve Hunt, who were forming what would later become known as U.S. Premium Beef. Intrigued by their mission and vision, Bohn and the management team invited Hunt to present to them, a decision that would prove to be transformative. “After that presentation that night, our group decided to take a stand and buy some shares and get involved with U.S. Premium Beef,” Bird says.

Over the next 20 years, Pratt Feeders, LLC, continued to invest in shares of USPB while also acquiring additional feedyards such as Ashland Feeders in Kansas, Buffalo Feeders in Oklahoma, and owning Hays Feeders in Kansas for 15 years. Bird emphasizes that their strategic investment in USPB played a pivotal role in sustaining the feedyards during the challenging period of the pandemic. In 2022, operations expanded with the acquisition of Ford County Feeders, an independently owned custom feedyard located near Dodge City, Kansas.

One of the cornerstones of U.S. Premium Beef’s success lies in its grid system, which places a strong emphasis on improving cattle quality. Bird attests to this collaborative effort, noting, “We’re working on that every day, and working with our feeders and our ranchers to improve the quality of their cattle. We’re making really great strides in doing that.”

“Those two major things — risk management and improving the quality of cattle we fed — got us moving in the right direction,” he adds. “If we hadn’t been with U.S. Premium Beef, we would have been slower [to progress] in different areas.”

Throughout the years, Pratt Feeders, LLC, has made various acquisitions and sold other feedlots, but their partnership with USPB remains steadfast. As USPB recently celebrated its 25-year milestone, Bird reflects on the remarkable journey. “Time flies when you’re having fun,” he says with a smile. “They’ve accomplished a lot… and they know the direction they are heading.”

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The Difference Between Success and Failure

Steve Hunt’s visionary leadership of USPB earns CAB Industry Achievement Award.

Some look at data to define success and USPB has the numbers to tell a good story. Such as the $730 million in grid premiums that USPB members and associates earned through 2022 by delivering more than 18.3 million cattle. Or the 2,900 members and associates from 38 states. And an average premium of $70 per head meeting 88% Choice or higher quality grade.

Value-based marketing might have saved beef demand, according to Steve Hunt, founding CEO of USPB, “but the true measure of success is looking at our members and seeing their sons and daughters in business with them.”

Sure, it was a group effort – dedicated ranchers, cattle feeders and allied industry launched USPB – but they all say the leadership of one man made the difference between success and failure.

“Steve was just one of those guys that, quite frankly, had the right leadership, personal and communication skills,” says Randy Blach, CEO of CattleFax. “Plus, he understood the legal and financial side and cattle industry segments.”

USPB board member Jerry Bohn calls him “a leader, an innovator, an entrepreneur, an idea guy and an executer.” All of that and more made Hunt a leader for the cattle industry when it was needed most.

Hunt will be honored with the Certified Angus Beef 2023 Industry Achievement Award, presented on August 22 at the Feeding Quality Forum event in Lincoln, Neb.

Hunt’s contributions

For 15 years, Hunt led USPB with its members and shareholders in mind as the company continued to grow and succeed.

“Steve had a lot of sayings, but the one we heard the most was, ‘failure is not an option,’” says Tracy Thomas, USPB’s VP of Marketing.

Mark Gardiner, USPB Board Chairman adds, “I’ve followed him into tough places, but Steve was always there for us. When I think of him, I think of integrity and his iron will to make sure we succeed.”

At its inception, Hunt organized meetings between National Beef and USPB members so that the producers could see injection-site bruising and marbling in the ribeye. Both areas to improve based on the first National Beef Quality Audit results.

Hunt oversaw USPB becoming the majority owner and parent company of National Beef in 2003. Then in 2004, he led the effort to restructure USPB into a limited liability company to allow for more market opportunities.

Hunt’s last mark as CEO was leading negotiations for USPB to sell the majority interest in the packing company to Leucadia National Corporation. This gave USPB members liquidity to pass along to the next generation while maintaining ownership, value-based pricing and information transfer.

The same hand that shook on the original deal wipes sweat from his brow. Years later, even after clearing 50 acres of honey locust trees by hand, Hunt admits that leading USPB is his greatest professional achievement. But he’s most humbled and considers it a privilege to share any honors with all USPB members.

Photo cutline: Raised on his family’s farm in southern Kansas, Steve Hunt says he learned business savvy early. “Things had to make sense economically or they weren’t sustainable. We enjoyed going through the calculations, the breakevens of the cattle and crops, to see how important it was to create value in addition to our commodity.”

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Don’t Forget

•	If you have changed any of your contact information recently, please provide specifics to the USPB office.
•	The best way to submit information is to email uspb@uspb.com.
•	Please notify USPB if you have unused Class A delivery rights you desire to make available for lease.

The Healing Power of BBQ

National Beef® partners with Operation BBQ Relief to provide meals to disaster victims and first responders on a mind-blowing scale.

It’s a time-honored tradition for a community to provide meals to individuals and families who have experienced a tragedy. Through food, we support the people we love. It’s how we hold people up during their darkest days.

But what happens when it’s not just one person struck by tragedy, but thousands, hundreds of thousands, and even millions?

How can supporters take the healing power of food and multiply it to help people on such a scale?

That’s what the disaster response team at Operation BBQ Relief has been doing for almost 12 years. “Armed with a caravan of cooks, mobile pits, kitchens, and volunteers,” says the organization’s website, “Operation BBQ Relief delivers the healing power of BBQ in times of need, feeding first responders and communities affected by natural disasters.”

Founded in response to the devastating 2011 Joplin tornado, the organization has now served more than 10.6 million meals to disaster victims and first responders across 30 different states and the Bahamas.

In late 2022, when Hurricane Ian struck the west coast of Florida, Operation BBQ Relief was there.

“I was on the ground myself,” said Stan Hays, co-founder and CEO of Operation BBQ Relief. “I was the first person in the parking lot that we transformed into our home base. It was almost like a miniature city — close to 160 volunteers and eighteen, 53-foot refrigerated and dry food trailers set up in an area the size of three football fields.”

Nearly 1,500 miles away from the storm’s epicenter, National Beef leadership jumped into action.

“Whenever there’s a disaster that affects our employees, our customers, or a community where we do business, we immediately get to work figuring out how we can be the most helpful,” said Marcy Johnson, Director of Corporate Communications at National Beef. “In this case, we knew we could provide protein. But we needed to get it into the hands of someone who knew how to get it to the people in need. Because of their solid organization, and their ability to feed meals at scale, that choice was Operation BBQ Relief.”

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“Marcy and I have connected many times over the years, but the timing was never quite right,” said David Marks, Head of Business Development at Operation BBQ Relief.

“This time, the relationship came together perfectly. I was delighted. All the time we had spent over the years trying to make a partnership work — it finally came to fruition.”

National Beef’s initial offer to send ground beef to Port Charlotte was received graciously, but Marks knew that a different cut of meat would be much more impactful.

“Barbeque at this scale is so different from barbeque at a 20-person family party,” Marks said. “When we’re trying to feed this large of a crowd, individual hamburgers are nearly impossible. It’s difficult to meet such a big yield with something so labor-intensive. Plus, it becomes a safety issue. With that many volunteers flipping burgers and sharing tongs, the risk of introducing foodborne illness and pathogens into an already compromised area increases.”

“We usually cook a lot of pork butt for those reasons,” Marks continued. “But we’ve been looking to introduce more diversity in our menus, but beef is always a higher cost and harder to justify.”

“I’ve always loved the idea of smoking brisket at one of our disaster relief efforts,” Hays said, with his background as a competitive BBQ team captain. “But as the CEO of the organization, it’s not very responsible of me to purchase brisket at four or five times the price of pork. That money needs to stretch as far as it can.”

“When I told Tim (Klein, National Beef President and CEO), why ground beef wasn’t going to work, he said, ‘well then, just ask what they want.’ And they wanted brisket,” Johnson said. “Tim told us to send them a truckload. There was no question. It couldn’t have taken more than 20 minutes for him to make that decision and for us to make that commitment.”

A truckload of brisket equates to 40,000 pounds of beef, or enough to feed about 120,000 people. It’s an amount that’s almost impossible to comprehend until you’re looking at it head-on.

And in the face.

“Those big cuts of brisket National Beef were able to come up with made a significant difference in our efforts,” Marks said. “And they were able to deploy their own logistics company, National Carriers, to send the beef down on a Saturday, it arrived very quickly, and was refrigerated. Which in those conditions, was an even greater blessing.”

“Once we got that first truckload of brisket cooking, I knew we wanted more of it,” Marks continued. “So we asked how much it would be for a second truckload. And National Beef blew us away with their generosity. And sent another whole shipment to us. It was mind-blowing.”

That’s how Operation BBQ Relief and National Beef partnered to feed 240,000 people with 80,000 pounds of brisket, amounting to a full 25% of the 865,000 meals the organization served over 38 long, treacherous days.

And while those numbers are undeniably impressive, to National Beef and Operation BBQ Relief, the real healing power of barbeque happens one by one, not to the masses.

“We talk so often about all these huge numbers, and I remember so clearly how proud we were to cross the million-meal mark after Hurricane Florence in 2018,” Marks said. “It was a really big deal. But even then, we knew that as we crossed that milestone, and looked forward to hitting five and ten million, which we have now, that it wasn’t really about that gigantic number. It was about feeding people the one hot meal that mattered in that really tough moment. Millions of times.”

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“Because every one of those meals that we hand out makes an individual impact on the recipient and our volunteers,” Marks continued. “We all have our own “why,” and we find the “why” in the little moments, not the big numbers.”

“Serving that one hot meal. That one hot meal matters 10 million times.”

As Operation BBQ Relief continues to grow, its impact continues to expand beyond hot meals for disaster survivors.

“We partner with people in the communities who are able to amplify what we do,” Hays said. “And ideally, we’re able to prop those people up too. In Port Charlotte, we worked with ten food truck owners that were out of business because of the storm and hired them to hand out meals at distributed sites. We paid them a dollar a meal and put 2,500 meals on each truck every day. We sent them out and told them to serve until they ran out of people to serve or food to serve them. Whichever came first.”

“One food truck owner was preparing to file for bankruptcy that day,” Hays continued. “She didn’t think she would be able to keep her business. But after working with us for three weeks, she was able to pay off all her debt and keep the business afloat. She had the smallest food truck but she handed out as many meals as any of the big boys did. And she did it with a better attitude. She also collected tips for Operation BBQ Relief — $400-500 a day in cash. We wouldn’t have been the wiser if she had pocketed it, but of course, she didn’t. Often, the people we help want to turn around and help others in return.”

“These are not just meals,” Marks said. “These things we do are levered on relationships—past, present, and future. Our burgeoning relationship with National Beef is a perfect example. By stepping up and sending us that quantity of brisket, National Beef unintentionally served as the conduit for even greater process efficiency,” Marks said.

“The briskets presented a major opportunity for us, but they also presented a challenge. Our existing horizontal meat choppers weren’t designed to handle brisket. So Hobart®, a company that has been donating equipment to us for many years, donated new vertical choppers that allowed us to take briskets right out of the smoker, drop them straight down a shoot, and process the sliced meat right into a box.”

“That was a process we hadn’t even focused on improving,” Marks continued. “But it not only sped up our brisket process significantly, but it also made us even more efficient with our pork butts. We used to take pork butts out of the smoker, and put them into a cooler to hold them hot so that we could take them over to the chopper, and do them one at a time. With these new machines, we can pull the pork butt out of the smoker and drop it directly down that vertical chopper. We’ve eliminated a step.”

Operation BBQ Relief relies on its volunteers and partners to bring new ideas that help it continually improve operationally and expand its influence.

“This is a perfect charitable partner for National Beef because we can quietly yet quantifiably support the good that Operation BBQ Relief is doing,” Johnson said. “Staying below the radar is in National Beef’s DNA. By putting high-quality beef onto trucks and getting it into volunteers’ hands, we’re providing an opportunity for the organization to multiply its impact. We do what we do best, and they do what they do best.”

“We look forward to being more intentional and proactive in this partnership,” Johnson continued. “We’ve known for a long while that barbecue does more than nourish the body. It heals the soul.”

Together, National Beef and Operation BBQ Relief will spread that healing power to millions of individuals, one by one.

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Liberal Employees Unite

Aiding Perryton after devastating tornado

In the aftermath of a devastating tornado that struck Perryton, Texas, on June 15, National Beef and NCI in Liberal, Kansas, demonstrated incredible compassion with their support for tornado victims. With 13 employees living in Perryton, the disaster hit close to home, igniting an immediate and heartfelt response.

National Beef partners with Operation BBQ Relief to provide vital support and aid to disaster victims and first responders. Through their teamwork, 30 volunteers contributed their efforts help the community in Perryton. The Liberal Employee Facebook page became a central base for sharing information, updates and stories of support.

Photo cutlines:

Volunteers season and prep brisket donated by National Beef as part of the relief efforts following Hurricane Ian in South Florida, September 2022.

Florida Governor Ron DeSantis (right) provided strong support to the team on the ground during the Hurricane Ian deployment. Here is he touring the OBR operation with CEO, Stan Hayes (left) in Port Charlotte.

The OBR organizations and their army of volunteers served 865,000 meals over 38 days in Port Charlotte, Florida following Hurricane Ian.

Upcoming Sales 2023

USPB’s Qualified Seedstock Suppliers are proud to offer genetics that can help achieve your goals. Check out these upcoming sale dates below.

SEPTEMBER 25

Gardiner Angus Ranch

Ashland, KS

OCTOBER 11

Pelton Simmental/Red Angus

Burdett, KS

OCTOBER 21

Fink Beef Genetics

Randolph, KS

NOVEMBER 4

Downey Ranch, Inc.

Wamego, KS

Kniebel Farms & Cattle Co.

White City, KS

NOVEMBER 18

Dalebanks Angus Inc.

Eureka, KS

NOVEMBER 20

Gardiner Angus Ranch

Ashland, KS

For more information and links to sale details, visit www.uspremiumbeef.com.

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